Exhibit 99.1

FOR IMMEDIATE RELEASE


WHX AMENDS CONSENT SOLICITATION FOR 10 1/2% SENIOR NOTES DUE 2005 TO EXTEND CONSENT SOLICITATION, RAISE CONSENT FEE AND IMPOSE ADDITIONAL RESTRICTIONS ON ABILITY OF WHX TO TAKE CERTAIN ACTIONS


New York, N.Y., September 28, 2000 - WHX Corporation (NYSE: WHX) today announced that it is extending the expiration date for its consent solicitation relating to its 10 1/2% Senior Notes due 2005 (the "Notes") until 5:00 p.m. New York City time on October 4, 2000, unless further extended by WHX prior to such time. The record date for the consent solicitation is the expiration date, as so extended.

WHX further announced that it is increasing the amount of the payment that WHX will make to each holder of Notes whose consent is received and accepted prior to the expiration date to $20 in cash for each $1,000 principal amount of Notes for which a consent has been accepted, as described in the solicitation statement.

In addition, the consent solicitation was further amended to provide for additional limitations on certain actions to be taken by WHX, including without limitation, amending certain covenants and other provisions to further restrict WHX's ability to exclude certain items from the restricted payments limitations and to further restrict WHX's use of asset sale proceeds.

WHX commenced soliciting consents from holders of its Notes to amendments of certain covenants and other provisions of the indenture governing the Notes on September 18, 2000. The detailed terms and conditions of the consent solicitation are contained in the consent solicitation statement dated September 18, 2000 and in Supplement No. 1 thereto dated September 29, 2000. Holders of Notes can obtain copies of the Solicitation Statement, Supplement No. 1 and related material from the information agent for the consent solicitation, Innisfree M&A, Incorporated, at (888) 750-5834 (toll free) or (212) 750-5833 (collect). Donaldson, Lufkin & Jenrette ("DLJ") is acting as Solicitation Agent for the solicitation. Questions regarding the solicitation can be addressed to DLJ at (310) 282-7495 (call collect).

WHX is a holding company that has been structured to invest in and/or acquire a diverse group of businesses on a decentralized basis. WHX's primary businesses currently are Handy & Harman, a diversified manufacturing company whose strategic business segments encompass, among others, specialty wire, tubing, and fasteners, and precious metals plating and fabrication,



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and WPC, a vertically  integrated  manufacturer  of value-added  and flat rolled steel products. WHX's other businesses include Unimast Incorporated, a leading manufacturer of steel framing and other products for commercial and residential construction and WHX Entertainment Corp., a co-owner of a racetrack and video lottery facility located in Wheeling, West Virginia.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Although WHX believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by WHX or any other person that the objectives and plans of WHX will be achieved.

                                 # # # # # # # #

Contact:          Niron Stabinsky
                  Donaldson, Lufkin & Jenrette
                  (310) 282-7495




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